Exhibit 15.1

SEMPLE, MARCHAL & COOPER, LLP LETTER IN LIEU OF CONSENT CONCERNING

UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIALS

Quest Resource Holding Corporation

Frisco, Texas

We have made a review, in accordance with standards established by the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of Quest Resource Management Group, LLC as of June 30, 2013 and for the six months ended June 30, 2013 and 2012, as indicated in our report dated August 14, 2013; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Current Report on Form 8-K/A filed October 1, 2013, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona

August 26, 2014